Exhibit 99.1

April 10, 2018$1,000,000.00

PROMISSORY NOTE

FOR VALUE RECEIVED, InfoSonics Corporation, a corporation organized under the laws of Maryland (“Maker”), hereby promises to pay to the order of Delavaco Holdings Inc. (“Payee”) the principal sum of One Million DOLLARS ($1,000,000.00) plus simple interest accruing at the rate of twelve percent (12.0%) per annum from the date hereof.

1.Payment.  A single payment of principal and interest hereunder shall be due and payable by or on behalf of Maker on or before the one-year anniversary of the date hereof. All payments shall be made by wire transfer of immediately available funds, or at the request of Payee by check, to such accounts or address as may be provided by Payee to Maker from time to time.

2.Prepayment.  This Note may be prepaid in full without penalty, and interest shall only accrue with respect to the prepaid sums through the date of prepayment, provided, however, that any prepayment amounts shall first be applied to interest accrued through the date of prepayment.

3.Default.  Each of the following events shall constitute an “Event of Default” under this Note:

(a)Insolvency; Receiver or Trustee.  If Maker admits in writing its inability to pay debts as they mature; makes an assignment for the benefit of creditors; applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such receiver or trustee otherwise is appointed by a court of competent jurisdiction.

(b)Bankruptcy.  If bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law affecting creditor's rights generally are instituted by or against Maker.

Following the occurrence of an Event of Default, and if such Event of Default remains uncured for sixty (60) days following notice of such Event of Default from Payee to Maker, the unpaid principal and accrued interest amounts due and payable hereunder shall automatically accelerate and bear interest at the lesser of ten percent (10%) per annum or the maximum amount permitted by law (the “Default Rate”), with such interest continuing to accrue until all principal and accrued interest due and payable hereunder has been repaid.

4.Waiver.  Maker, on behalf of itself and each co-maker, surety, guarantor, endorser, and other party that may ever become liable for payment of any sums of money payable on this Note, waives presentment and demand for payment, protest, notice of protest, and nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collection, grace, and all other notices as to this Note, or Payee and Maker may amend or modify the terms and provisions of this Note, or Payee may waive any of its rights arising hereunder or any document executed in connection herewith or pursuant hereto, and, in any such case, each maker, co-maker, endorser, surety, and guarantor shall continue to be bound hereby and to be liable to pay the unpaid balance of the indebtedness evidenced by this Note as so additionally secured, extended, renewed, or modified, notwithstanding any such release or any such extension, renewal, or modification.

5.Usury Savings Clause.  It is not the intention of the parties hereto to make an agreement violative of the laws of any applicable jurisdiction relating to the maximum lawful rate of interest a lender may charge.  Regardless of any provision in this Note, or any other document or instrument evidencing the indebtedness represented hereby, Payee shall never be entitled to receive, collect, or apply, as interest hereon, any amount in excess of the Maximum Rate (as defined below).  If Payee ever receives, collects, or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to Maker.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof.  This paragraph shall control every other provision of this Note or any other agreements, instruments, or documents between Payee and Maker pertaining to the indebtedness evidenced hereby.  "Maximum Rate" shall mean, at the particular time in question, the maximum rate of interest which under applicable law Payee is then permitted to charge and collect from Maker on this Note.  If the maximum rate of interest which under the applicable law Payee is permitted to charge or collect from Maker on this Note shall change after the date hereof, the Default Rate shall be automatically increased or decreased, as the case may be, from time to time, as of the effective date of each change in the Default Rate without notice to Maker or any other person.  Notwithstanding anything else herein, Payee shall not be entitled to any payment of interest with respect to the principal amount of this Note except as set forth in this Section 5 hereof.

6.Miscellaneous Provisions.

(a)Amendments.  This Note may not be modified, amended, altered, or supplemented, except upon the execution and delivery of a written agreement executed by Maker and Payee.

(b)Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by overnight delivery service or by email, to such person or address as Maker or either Payee, respectively, may from time to time designate in writing.

(c)Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

(d)Assignment.  This Note and the right to payment under this Note may not be assigned by Maker or Payee without the consent of the other party.

(e)Severability.  If any provision of this Note is found to be illegal, invalid, unenforceable, or void by a court of competent jurisdiction, then the parties hereto shall be relieved of all obligations arising under such provision.  However, if the remaining provisions of this Note shall not be affected by such finding, then such remaining provisions not so affected shall be enforced to the fullest extent permitted by law.

(f)Governing Law; Venue.  This Note shall be governed by, and construed in accordance with, the laws of the State of Florida and the applicable laws of the United States of America without regard to conflict of law provisions.  In the event any action is brought to enforce this Note, personal jurisdiction and venue shall lie exclusively in the Courts of the State of Florida or of the United States having subject matter jurisdiction, and located in Miami, Florida.  Maker, on behalf of itself and each surety, guarantor, endorser, and other party that may ever become liable for payment of any sums of money payable on this Note, waives the right to be sued hereon elsewhere, and Payee, on behalf of itself and each other party that may ever be entitled to receive any sums of money payable on this Note, waives the right to bring an action hereon elsewhere.

(g)INTEGRATION. THIS NOTE REPRESENTS THE FINAL AGREEMENT OF MAKER AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

MAKER:

InfoSonics Corporation

By:

Name:

Title:

Acknowledged and accepted,

PAYEE:

Delavaco Holdings Inc.

Signature: ________________________

By: ______________________________

Date: _______________________